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                                                                       EXHIBIT 5

                               September 20, 1999

H. J. Heinz Company
600 Grant Street
Pittsburgh, Pennsylvania 15219

Ladies and Gentlemen:

     I am Senior Vice President and General Counsel of H. J. Heinz Company, and have acted in such capacity in connection with the Company's Registration Statement on Form S-8 to register under the Securities Act of 1933, the offer and sale of Heinz Common Stock pursuant to the H. J. Heinz Company Global Stock Purchase Plan. In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

     Upon the basis of the foregoing, I am of the opinion that the Common Stock has been duly authorized and, when and to the extent issued for adequate consideration therefor in accordance with the Plan, will be legal, valid and binding obligations of Heinz.

     I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Lawrence J. McCabe
                                          Senior Vice President and
                                          General Counsel